EXHIBIT 23.4

July 11, 2011

John Howe

Chief Financial Officer and Senior Vice President

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Rabin Research Company hereby consents to references to our name in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the initial public offering of shares of common stock of ZELTIQ Aesthetics, Inc. (“ZELTIQ”). We consent to the use in the sections of the Registration Statement entitled “Prospectus Summary—Our Solution” and “Business—Our Solution” of our name and the data sourced from the survey performed by us dated July 6, 2011 as commissioned by ZELTIQ, including:

In a survey of 1,076 adults in the U.S. that we conducted through the Rabin Research Company, an independent full-service marketing research company, more than 40% of the participants indicated that they were likely to seek more information about the CoolSculpting procedure to enhance the shape of their body. We achieved this positive response despite the fact that 90% of the participants in our survey had never previously elected to undergo an aesthetic procedure and exactly 50% were men, a group that accounted for less than 10% of the total aesthetic procedures performed in the United States in 2010.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

RABIN RESEARCH COMPANY

By:	/s/ Michelle Elster
Name: Michelle Elster
Title: Vice President